As filed with the Securities and Exchange Commission on November 18, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SandRidge Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-8084793
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
(Address of principal executive offices, including zip code)

SandRidge Energy, Inc. Executive Nonqualified Excess Plan
(Full title of the plan)
Tom L. Ward
Chairman, Chief Executive Officer and President
123 Robert S. Kerr Avenue
Oklahoma City, Oklahoma 73102
(Name and address of agent for service)
(405) 429-5500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum	Amount of
Title of securities	Amount to be	offering price	aggregate offering	registration
to be registered	registered (1)	per share	price	fee
Common Stock, $0.001 par value	2,000,000 shares	$10.03	$20,060,000 (2)	$788.36

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers additional shares of the Registrant’s Common Stock issuable under the SandRidge Energy, Inc. Executive Nonqualified Excess Plan set forth herein that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933. The price per share and aggregate offering prices for the shares registered hereby are calculated on the basis of $10.03, which is the average of the high and low prices reported on the New York Stock Exchange on November 12, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          SandRidge Energy, Inc., a Delaware corporation (the “Registrant”), will send or give to participants of the SandRidge Energy, Inc. Executive Nonqualified Excess Plan documents containing the information specified in Part I of Form S-8, as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:
(a)	The Registrant’s Annual Report on Form 10-K (File No. 001-33784), filed with the SEC on March 7, 2008, for the fiscal year ended December 31, 2007, as amended by Amendment No. 1 to the Registrant’s Form 10-K, filed with the SEC on March 18, 2008.

(b)	The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-33784), filed with the SEC on May 8, 2008, for the fiscal quarter ended March 31, 2008, filed with the SEC on August 7, 2008 for the fiscal quarter ended June 30, 2008, and filed with the SEC on November 6, 2008 for the fiscal quarter ended September 30, 2008.

(c)	The Registrant’s Current Reports on Form 8-K (File No. 001-33784) (excluding any information furnished under Items 2.02 or 7.01 thereof), filed with the SEC on January 7, 2008, January 17, 2008, February 19, 2008, March 4, 2008, March 13, 2008, March 20, 2008, March 31, 2008, April 17, 2008, May 2, 2008, May 8, 2008, two filings on May 13, 2008, May 21, 2008, July 3, 2008, July 15, 2008, as amended by Amendment No. 1 on Form 8-K/A, filed with the SEC on July 16, 2008, August 7, 2008, and November 6, 2008.

(d)	All other reports filed by the Registrant with the SEC since December 31, 2007, pursuant to Section 13(a) or 15(d) of the Exchange Act.

(e)	The description of the Registrant’s Common Stock, $0.001 par value per share, contained in our registration statement on Form 8-A filed on October 30, 2007 (including any amendments or reports filed for the purpose of updating such description).
     All documents we file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished under Items 2.02 or 7.01 on any Current Report on Form 8-K) subsequent to the effective date of this registration statement, and prior to the filing of a post-effective amendment to this registration statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, will be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Our certificate of incorporation and bylaws provide that indemnification shall be to the fullest extent permitted by the DGCL for all our current or former directors or officers. As permitted by the DGCL, our certificate of incorporation provides that we will indemnify our directors against liability to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.
     We have also entered into indemnification agreements with all of our directors and all of our named executive officers. These indemnification agreements are intended to permit indemnification to the fullest extent now or hereafter permitted by the DGCL. It is possible that the applicable law could change the degree to which indemnification is expressly permitted.
     The indemnification agreements cover expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred as a result of the fact that such person, in his or her capacity as a director or officer, is made or threatened to be made a party to any suit or proceeding. The indemnification agreements generally cover claims relating to the fact that the indemnified party is or was an officer, director, employee or agent of us or any of our affiliates, or is or was serving at our request in such a position for another entity. The indemnification agreements also obligate us to promptly advance all reasonable expenses incurred in connection with any claim. The indemnitee is, in turn, obligated to reimburse us for all amounts so advanced if it is later determined that the indemnitee is not entitled to indemnification. The indemnification provided under the indemnification agreements is not exclusive of any other indemnity rights; however, double payment to the indemnitee is prohibited.
     We are not obligated to indemnify the indemnitee with respect to claims brought by the indemnitee against:
•	us, except for:

•	claims regarding the indemnitee’s rights under the indemnification agreement;

•	claims to enforce a right to indemnification under any statute or law; and

•	counter-claims against us in a proceeding brought by us against the indemnitee; or
•	any other person, except for claims approved by our board of directors.
     We have obtained director and officer liability insurance for the benefit of each of the above indemnitees. These policies include coverage for losses for wrongful acts and omissions and to ensure our performance under the indemnification agreements. Each of the indemnitees are named as an insured under such policies and provided with the same rights and benefits as are accorded to the most favorably insured of our directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Unless otherwise indicated below as being incorporated by reference to another filing of ours with the Commission, each of the following exhibits is filed herewith:
4.1	Certificate of Incorporation of SandRidge Energy, Inc. (filed with the Commission as Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 33-144004) on June 22, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of SandRidge Energy, Inc. (filed with the Commission as Exhibit 3.2 to our Registration Statement on Form S-1 (File No. 33-144004) on June 22, 2007 and incorporated herein by reference).

4.3	Specimen Common Stock certificate (filed with the Commission as Exhibit 4.1 to our registration statement on Form S-1 (Commission File No. 333-144004) on October 4, 2007 and incorporated herein by reference).

4.4	SandRidge Energy, Inc. Executive Nonqualified Excess Plan (filed with the Commission as Exhibit 10.1 to our current report on Form 8-K/A on July 16, 2008 and incorporated herein by reference.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.3*	Consent of DeGolyer & MacNaughton.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Harper & Associates, Inc.

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.
Item 9. Undertakings

     The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);
     (b) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (c) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;
provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma, State of Oklahoma, on the 18th day of November, 2008.

By:	/s/ Tom L. Ward
	Name:	Tom L. Ward
	Title:	President, Chief Executive Officer and Chairman of the Board

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tom L. Ward, Richard J. Gognat and Justin P. Byrne, and each of them severally, his true and lawful attorney or attorneys-in-fact and agents, with full power to act with or without the others and with full power of substitution and resubstitution, to execute in his name, place and stead, in any and all capacities, any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform in the name of on behalf of the undersigned, in any and all capacities, each and every act and thing necessary or desirable to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying, approving and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the 18th day of November, 2008.

Signature	Title

/s/ Tom L. Ward	President, Chief Executive Officer and Chairman of the Board

Tom L. Ward	(Principal Executive Officer)

Chief Financial Officer and Executive
/s/ Dirk M. Van Doren	Vice President

Dirk M. Van Doren	(Principal Financial Officer)

/s/ Randall D. Cooley	Vice President of Accounting

Randall D. Cooley	(Principal Accounting Officer)

/s/ Dan Jordan	Director

Dan Jordan

/s/ Bill Gilliland	Director

Bill Gilliland

/s/ Roy T. Oliver, Jr.	Director

Roy T. Oliver, Jr.

/s/ Stuart W. Ray	Director

Stuart W. Ray

/s/ D. Dwight Scott	Director

D. Dwight Scott

Signature	Title

/s/ Jeff Serota	Director

Jeff Serota

INDEX TO EXHIBITS
4.1	Certificate of Incorporation of SandRidge Energy, Inc. (filed with the Commission as Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 33-144004) on June 22, 2007 and incorporated herein by reference).

4.2	Amended and Restated Bylaws of SandRidge Energy, Inc. (filed with the Commission as Exhibit 3.2 to our Registration Statement on Form S-1 (File No. 33-144004) on June 22, 2007 and incorporated herein by reference).

4.3	Specimen Common Stock certificate (filed with the Commission as Exhibit 4.1 to our registration statement on Form S-1 (Commission File No. 333-144004) on October 4, 2007 and incorporated herein by reference).

4.4	SandRidge Energy, Inc. Executive Nonqualified Excess Plan (filed with the Commission as Exhibit 10.1 to our current report on Form 8-K/A on July 16, 2008 and incorporated herein by reference.

5.1*	Opinion of Vinson & Elkins L.L.P.

23.1*	Consent of PricewaterhouseCoopers

23.2*	Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1)

23.3*	Consent of DeGolyer & MacNaughton.

23.4*	Consent of Netherland, Sewell & Associates, Inc.

23.5*	Consent of Harper & Associates, Inc.

24.1*	Powers of Attorney (included on signature page)

*	Filed herewith.